EXHIBIT 10.8
August 3, 2021

Indra Pamamull
[REDACTED]

Dear Indra,
We are excited to extend you an offer to join Edge Systems d/b/a HydraFacial, a BeautyHealth Company, as our President of APAC. In this role, you will report directly to Clint Carnell, Chief Executive Officer. You will be employed in Singapore, although your role will require you to travel throughout the APAC region as well as to other locations for company trainings, meetings, and other events. Most of your business travel will be international, and the company will reimburse you for the business travel related expenses as per company policy. Your start date will be on August 10, 2021.
This letter serves as an official offer and letter of intent. You will be an employee of the company and will be paid through a local PEO in Singapore to start. On or before your start date, you will receive an employment agreement that is Singapore-compliant and that includes the details in this offer.
Your Base Salary ("Base Salary") will be paid at a rate of SGD$540,000 per year, payable in substantially equal installments in line with the Company's standard payroll practices. Your Base Salary will be reviewed no less frequently than annually and may be adjusted by the Company's Board of Directors in its sole discretion.
As discussed, the Company is amenable to carving out a portion of your Base Salary for tax-free allowances that you are used to enjoying with other companies that have employed you in Singapore. These allowances could include but are not limited to: School Fees, Home Flights, Club Membership, or Flexible Benefits. Please let Deb Rodriguez know your preferences before we draft the employment contract.
You will be eligible to receive a cash performance bonus ("Annual Incentive") targeted at 60% of Base Salary ("Target Incentive"). The actual amount of any Annual Incentive will be based upon achievement of specified levels of performance goals set by the Company's Board. Any Annual Incentive that becomes payable will be paid as annual incentive bonuses are generally paid to senior executives, subject to your continued employment through the applicable payment date. In the first year, any earned bonus will be prorated based upon start date. Attached is a copy of the 2021 Corporate Incentive Plan.
As soon as practicable following your start date, and subject to the approval of the HydraFacial & BeautyHealth Company Board of Directors, the Company will grant an option to purchase 372,000 shares of the Beauty Health Company common stock ("Option") pursuant to the Company's 2021 Incentive Award Plan. The Option will have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a share of the Beauty Health common stock on the grant date. Twenty-five percent (25%) of the shares of the common stock subject to the Option will vest on each of first four (4) anniversaries of the Grant Date, subject to your continued employment with the company through the applicable vesting date. The Option will be subject to the terms and conditions of the Plan and an award agreement substantially in the form attached as Exhibit A ("Option Agreement") will be entered into between the Company and you.
As soon as practicable following your start date and the filing of the Form S-8 relating to the Incentive Plan, and subject to the approval of the HydraFacial & BeautyHealth Company Board of Directors, the Company will grant to you an award of performance share units covering 50,000 shares of the Beauty Health Company common stock ("PSUs") under the Incentive Plan. The PSUs will be subject to the terms and conditions (including vesting conditions set forth in the Incentive Plan and award agreement substantially in the form attached as Exhibit B, to be entered into between the Company and you.

In addition, during each fiscal year of employment with the Company, beginning in 2022, Employee will be eligible for one or more grants of long-term incentive awards ("Awards"). The amount, type and terms and conditions (including vesting conditions) of any such Award shall be determined by the Compensation Committee of the Parent Company in its sole discretion. Each Award will be subject to the terms and conditions of the Incentive Plan and an award agreement entered into between the Parent Company and the Employee, which will evidence the grant of the Award.
Either you or the Company may terminate the employment relationship without cause under consideration of a notice period of six months.
As a senior leader of the organization, you will be designated as a "Tier Two" participant in the Company's Executive Severance Plan (the " Severance Plan"), a copy of which is attached hereto. As a participant in the Severance Plan, you will be eligible to receive certain severance payments and benefits upon your Qualifying Termination or CIC Termination (each as defined in the Severance Plan) in accordance with the terms of the Severance Plan, subject to the requirements, terms and conditions set forth therein.
Additionally, the company will provide you with the standard social insurances that include healthcare insurances and pension contributions, as required by law. You will also be eligible to enroll in available supplemental health plans for you and your eligible dependent(s).
Indra, we are excited to invite you to join the team at HydraFacial, a BeautyHealth Company! Our team members are talented, highly motivated professionals with a tremendous passion for our products and services.
I look forward to receiving your acceptance this week. Please contact Deborah Rodriguez or me if you have any questions about this offer.

Sincerely,
/s/ Clint Carnell
Clint Carnell
Chief Executive Officer

Accepted and agreed to on August 4, 2021
/s/ Indra Pamamull
________________________________________
Signature
Indra Pamamull

Attachments:
2021 Corporate Annual Incentive Plan
PRSU Agreement
Incentive Award Agreement
Executive Severance Plan
Proprietary Information Agreement